Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration No. 333-186815 on Form F-3 of our reports dated March 28, 2013, relating to the consolidated financial statements and effectiveness of Scorpio Tankers Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Scorpio Tankers Inc. for the year ended December 31, 2012.

/s/ Deloitte LLP

London, United Kingdom

Date: March 28, 2013